Exhibit 99.1

Double Eagle Petroleum Co. 2008 OGIS New York April 7-9, 2008 Presented by Richard D. Dole Chairman of the Board

This presentation may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any such projections or statements reflect the Company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected, such as decreases in oil and gas prices and/or unexpected decreases in oil and gas production, is included in the Company's periodic reports filed with the Securities and Exchange Commission. Double Eagle Petroleum Co. DISCLAIMER Cautionary Note to U.S. Investors - The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We may use certain terms in this presentation, such as "probable" reserves and "possible" reserves, that the SEC's guidelines strictly prohibit us from including in filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our Form 10-K File No. 0-6529, available from us at Computershare Investor Services, Inc. 350 Indiana St. Golden, CO 80401. You can also obtain this form from the SEC by calling 1-800- SEC-0330.

Ticker Symbol-Common --DBLE Preferred --DBLEP Common Shares Outstanding --9.1 million Market Value --~$155 million (3/28/08) Total Proved Reserves -- 73.7 Bcfe (12/31/07) PV-10 Value --$182.6 million (12/31/07) Fiscal 2007 Daily Production --8,252 Mcfe/d (net) Current Daily Production --12,400 Mcfe/d (estimated, net) Web site -- www.dble.us Corporate Profile

Proved Reserves 2003 2004 2005 2006 2007 PD 17.1 18.2 24.2 31.6 46.3 PUD 6.9 18.4 25 19.1 27.4 As a percent of total reserves, PDP reserves were 63% at December 31, 2007

2003 2004 2005 2006 2007 Prod mmcfe 1425 2661 3069 3217 3012 New mmcfe 7353 15311 15700 10395 45200 Reserve Replacement

Finding Costs ($ / MCFE) 2003 2004 2005 2006 2007 Total 1.01 0.57 0.66 1.44 0.99

2004 2005 2006 2007 2008 Pipeline 5378 Leasehold 297 407 100 316 0 Exploration 324 3693 11304 3600 0 Development 8366 9494 10046 41337 40000 Est. Range 20000 Capital Spending ($ 000)

We expect to fund our 2008 capital expenditures through a combination of available credit facility and cash flows from operations. Financing Growth

Price and Volume Sensitivity (December 31, 2007) Contracted Volumes Currently have 3,956,000 Mcf under third party gas sales contracts Remaining terms vary from May 2009 to October 2009 Average Fixed Price = $5.84 Purchased NYMEX contract for a total of 151,000 Mcf for the period Nov'08- March '09, priced at $9.53 Price and Volume Sensitivity A $.50 change in prices would effect cash flows only by $280,000 A 1,000 Mcf per day increase in production would increase cash flows by approx. $1,000,000

Status of Exploration Projects Christmas Meadows -Assessing options to go deeper; seeking partners for farm-out; in discussion with interested parties. S. Fillmore/ GMT- Awaiting the results of the GMT well; based upon results will either re-complete S. Fillmore well or complete as an injection well. Awaiting weather improvement to tie in GMT well. Cow Creek Deep #2 ---Evaluating targets in deeper zones as well as formations already penetrated. Nevada --- In discussion with industry partners on this large acreage position. Following progress of other wells in the area that are close to DBLE acreage. Nearby Eden Energy well expected to spud in April.

Existing Wells and Future Well Potential Major Production Areas * Significant potential future upside based upon availability of drilling sites in developed areas ** As wells are non-operated, future number unavailable

Developmental Projects Transition of focus and attention Atlantic Rim Catalina (operated) Sun Dog Doty Mountain Pinedale Anticline Madden Deep

Wyoming Projects Map Acreage Totals (12/31/07) Gross - 264,929 Net - 56,981

The Atlantic Rim -Platform for Multi-Year Development Planned 2008 drilling activity Catalina Unit: 24-48 new wells to be drilled Sun Dog Unit: Anadarko expects 68 new wells to be drilled Doty Mountain Unit: Anadarko expects 55 new wells to be drilled with potential new stimulation efforts. Over 800 estimated future drilling locations in the three CBM units DBLE has interests in.

Atlantic Rim Economics Estimated proved reserves of .9 to 1.2 Bcf per well $1.1 million estimated cost per well, including infrastructure Anticipated finding and development costs approximate $1.00/Mcf In the Catalina Unit, DBLE has experienced initial production rates: Prior to 2007 drilled wells-initial production rates of approx. 200 Mcf/d, increasing to 450 Mcf/d in eighteen months 10 new wells with initial production rates currently ranging from 100 Mcf/d to 1,650 Mcf/d, with an average of all new wells of 783 Mcf/d (3/26/08). 23 new wells remain to be hooked up to the sales line

Interests in 85 wells 18 wells to be completed from April- July 2008 16 new wells planned for summer of 2008 5 acre spacing approved on southern half of Questar- operated acreage Approval of SEIS could double the number of wells drilled by Questar in 2009 Double Eagle Interests: Mesa A .312% ORRI Mesa B 8.0% -12.5% WI Mesa C 6.4% CWI (3.125% ORRI) Pinedale Anticline

Madden Deep Unit Wind River Basin of WY 7 Producing wells 1 well being drilled 502 Mcf/d net to DBLE in 2007 DBLE also holds an interest in Sour Gas Processing Plant

Existing Wells and Future Well Potential Major Production Areas * Significant potential future upside based upon availability of drilling sites in developed areas ** As wells are non-operated, future number unavailable

Focus -- re-align resources to the development of our lower-risk developmental plays in the Atlantic Rim and Pinedale Anticline Execution -build on the knowledge of the 2007 drilling plan to effectively and efficiently execute our future drilling projects Ownership - ownership and control of key infrastructure assets Vision - first mover accomplishments including building midstream assets and acquiring water processing permits Growth Strategies

Reasons to Invest Strategic Development Growth Atlantic Rim CBM--Multi-year development program with over 250 net wells to DBLE (if fully developed); Pinedale Anticline-accelerated drilling in 2009 upon approval of SEIS expected in summer of 2008. Additional drilling locations expected due to approval of 5 acre spacing in early 2008. Low cost producer and "first-mover" initiatives F&D costs estimated at $1/Mcf in Atlantic Rim and Pinedale Only company to have; approved untreated water discharge allowed in the Atlantic Rim a treated water discharge permit in the Atlantic Rim 3-phase power in the Atlantic Rim Emerging strategic opportunities Midstream assets in which we control infrastructure and transportation provides competitive advantage and strategic options including compression and gathering systems;

Appendix Historical Production Curve--Catalina Nevada Acreage Position Christmas Meadows Project

Historical Production Curve--Catalina

Huntington Valley, NV Acreage 192,275 gross acres, 185,731 net acres at 12/31/07 Average cost of less than $5 per acre Awaiting results of current drilling by 3rd parties

Christmas Meadows Prospect Double Eagle owns interests in 41,237 gross acres Double Eagle holds 31% WI in first well Frontier and Dakota tested unsuccessful Reached depth of 15,750' Potential targets at: 18,000' - Nugget 23,000' - Madison